EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


Global Gold Mining LLC              Delaware limited liability company

Global Gold Armenia LLC             Delaware limited liability company

Global Oro LLC                      Delaware limited liability company

Global Plata LLC                    Delaware limited liability company